Exhibit 10.11

March 1, 2022

Dear Dr. Wang,

The purpose of this letter agreement (the “Agreement”) is to set forth the principal terms of the agreement that we have reached with respect to your serving on the Scientific Advisory Board of Ascentage Pharma Group Corp Limited and affiliates (the “Company”) and rendering consulting and advisory services relating to drug discovery and clinical development of novel anti-cancer therapeutics to the Company with respect to the Company’s efforts to develop one or more pharmaceutical products related to the treatment of certain forms of cancer and such other matters as may be agreed upon between the Company and you.

Services.

As the Chairman of the Scientific Advisory Board, you will be invited to participate in the Company’s meetings, to be held either in the US, or in China and for which you can participate either in person or via phone. In addition, from time to time, you may be contacted by the Company to obtain your advice and guidance on certain key scientific issues related to the Company’s scientific programs, including those described above.

Compensation and Related Matters.

(a)            Your cash compensation for services rendered pursuant to the terms of this Agreement shall be $496,125 (four hundred and ninety-six thousand one hundred and twenty-five US dollars) in total for a period of three (3) years ($165,375 per year). Of this cash payment, you will receive $165,375 per year for calls, emails, general advice, and meeting attendance. All cash payments will be paid every month.

(b)            You shall be reimbursed for out-of-pocket expenses incurred by you in connection with the rendering of services pursuant to the terms hereof, including expenses for air travel (economy class) necessary and as requested by the Company, and all reasonable living expenses incurred by you when rendering services for the Company. Any single expense in excess of One Thousand Dollars ($1,000.00) must be approved by the Company in advance. You shall provide the Company with an invoice itemizing your travel and other expenses, together with receipts evidencing such expenses, and the Company shall promptly make a reimbursement payable to you in accordance with its payment policies, but in no event later than thirty (30) days after receipt of your invoice.

(c)            You shall be responsible for payment of all taxes on income earned by you under this Agreement.

Independent Contractor.

(a)            It is understood that you are retained and have contracted with the Company only for the purposes and to the extent set forth in this Agreement, and your relationship to the Company and any of its subsidiary companies shall, during the period of your retainer and service, be that of an independent contractor, and you shall be free to dispose of such portion of your entire time, energy and skill as you are not obligated to devote to the Company and its subsidiaries, in such manner as you see fit and to such persons, firms or corporations as you deem advisable so long as same does not create a conflict of interest between the Company and such other persons, firms or corporations. It is agreed that the foregoing restriction shall be expressly subject to the provisions of Section 6 below.

Unit B,17/F., United Centre,95 Queensway, Admiralty, Hong Kong

(b)            You shall not be considered under the provisions of this Agreement or otherwise as having status as an employee of the Company, nor shall you, except as provided herein, be entitled hereafter to participate in any plans, arrangements, or distributions by the Company relating to any pension, deferred compensation, bonds, hospitalization, insurance, or other benefits extended to its employees.

Contract Period.

This Agreement becomes effective as of the date hereof and will continue in effect for a period of three years. Notwithstanding the foregoing, either you or the Company may terminate this Agreement upon thirty (30) days’ notice any time following the date hereof.

Inventions.

If, during the course of providing services to the Company under this Agreement, you conceive or reduce to practice, make or develop any inventions, modifications, improvements or creative works, including, without limitation, rights, property rights and interests (including but not limited to intellectual property rights) relating to the Company’s technology business or that of its subsidiaries or affiliates, you will: (a) give notice thereof to the Company; (b) assign to the Company all of your rights therein; and (c) execute any necessary papers and otherwise reasonably cooperate with the Company in the securing of patents on such inventions or copyrights on such creative works. You hereby warrant and represent to the Company that you are not precluded from assigning these rights by a pre-existing contract.

However, any inventions made under the current or future Sponsored Research Agreement (SRA) agreement with your laboratory between Ascentage and the University of Michigan will be governed by the Terms and Conditions defined in the Research and Licensing Agreements between Ascentage and the University of Michigan.

Security.

(a)            You shall, both during and subsequent to your services, keep confidential any technical or other information of a confidential nature, including knowledge of our projects and general activities and any information not publicly disclosed relating to the Company’s business which you may acquire through your consulting activities or otherwise. You will not disclose such information in any manner without our express written permission title to all property involved shall remain exclusively in the Company. Upon request at any time, you shall account for and return to the Company all papers containing any such confidential information. In addition, you shall not disclose or otherwise transfer to the Company any confidential information which you may have acquired as a result of any previous employment or consulting relationship.

Unit B,17/F., United Centre,95 Queensway, Admiralty, Hong Kong

(b)            You represent that your performance of all the terms of this Agreement and your retention as a consultant by the Company does not and will not breach any agreement to keep in confidence confidential information acquired by you in confidence or in trust prior to your retention as a consultant by the Company. You have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.

Conflict of Interest/Confidentiality.

You hereby acknowledge and agree that during your term of service with the Company, you will not engage in any practice that is in conflict with the services provided by you pursuant to this Agreement.

Non-Solicitation.

You further acknowledge and agree that during the term of your service to the Company, and for a period of one (1) year following the termination of your engagement as a consultant to the Company, you will not, individually or on behalf of others, solicit, call upon, divert or take away, or attempt to solicit, call upon, divert or take away, any employee of the Company or any business of any client or customer of the Company.

General Conditions,

(a)            If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

(b)            The term, the Company, as used herein, shall include any subsidiary or affiliate of Ascentage Pharma Group Corp Limited.

(c)            This Agreement shall be binding upon you, your heirs, executors, administrators and assigns, and shall inure to the benefit of the Company, its successors and assigns.

(d)            This Agreement shall be governed and construed in accordance with the laws of Hong Kong.

Prior Agreements,

This Agreement supersedes all prior agreements between you and the Company relative to your services as a consultant to the Company. This Agreement contains the entire understanding of the parties. Further, it shall be amended only in writing agreed to by both parties and shall not be assignable by you or by operation of law.

Please indicate your acceptance of the foregoing by signing in the space provided below and returning a copy of this letter to my attention.

Unit B,17/F., United Centre,95 Queensway, Admiralty, Hong Kong

Sincerely,

Ascentage Pharma Group Corp Limited.

By:	/s/ Dajun Yang
Dajun Yang Chairman & CEO

Date:

ACCEPTED AND AGREED

/s/ Shaomeng Wang
Shaomeng Wang

Date:	March 1, 2022
Address: [* * *]
U.S.A Social Security#

Unit B,17/F., United Centre,95 Queensway, Admiralty, Hong Kong